SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                     FORM 15

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             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                             UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTION 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                        Commission File Nunber: 000-24740

                           RESURGENCE PROPERTIES INC.
               (Exact name of Registrant as specified in charter)


                             411 West Putnam Avenue
                          Greenwich, Connecticut 06830
                                 (203) 862-7000
(Address,  including  zip code and  telephone  number,  including  area code, of
                   Registrant's principal executive offices)


                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other  classes  of  securitiesfor  which a duty to file  reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]              Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(1)(ii)  [ ]              Rule 12h-3(b)(2)(1)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]              Rule 12h-3(b)(2)(ii) [ ]
         Rule 12g-4(a)(2)(ii)  [ ]              Rule 15d-6           [ ]
         Rule 12h-3(b)(1)(i)   [ ]

               Approximate number of holders of record as of the
                        certification of notice date: 40

         Pursuant to the requirements of the Securities Exchange Act of 1934, Resurgence Properties Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               RESURGENCE PROPERTIES INC.


Date: March 23, 1999           By:    /s/ Jay L. Maymudes
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                                      Jay L. Maymudes
                                      Chief Finanical Officer, Vice President
                                       & Secretary
C76877.634